Exhibit 10.39

EMPLOYMENT AGREEMENT
(Brian Kroski)

EMPLOYMENT AGREEMENT (the “Agreement”) dated December 2, 2014 by and between American Media, Inc. (the “Company”) and Brian Kroski (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    Term of Employment: Executive Representation.

a. Employment Term.    The Company shall employ Executive for time period commencing on December 2, 2014 (the “Effective Time”) and ending on December 1, 2016 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

b.  Executive Representation.    Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and the Company, the delivery of this Agreement by Executive to the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment Agreement or other Agreement or policy to which Executive is a party or otherwise bound.

c.  Prior Agreements.    This Agreement supersedes all prior Agreements and understandings (including verbal Agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements").

2.    Position.

a. During Executive’s employment by the Company, Executive shall serve as Senior Vice President/Chief Digital Officer (CDO). In such position, Executive shall report directly to the Company’s Chairman/Chief Executive Officer or his designee and shall have such duties and authority as shall be determined from time to time by the Chairman/Chief Executive Officer of the Company, and shall be subject to change at the discretion of the Company's Chairman /Chief Executive Officer. Executive shall be based out of the Company's New York City office and will travel as required/requested.

b. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer.

3.    Base Salary/Bonus.

a.     Base Salary. During Executive's employment with the Company, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $350,000.00 (Three Hundred Fifty Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company's usual payment practices.

b.    Bonus. With respect to each full fiscal year during the Executive's employment with the Company, Executive shall be eligible to earn an annual discretionary bonus (the "Bonus") based upon Executive's job performance. The award is prorated for any incomplete fiscal years. The target bonus amounts for Executive are listed below. The Bonus award, if any, shall be payable in a lump sum after the close of the fiscal year (typically 60 to 90 days after MArch 31st). Executive must be an active employee with the Company when Bonus payments are paid.

FY2015 - Target award amount - $100,000.00 (One Hundred Thousand Dollars)

FY2016 and beyond - Target award amount - $150,000 (One Hundred Fifty THousand Dollars)

4.    Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively, “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company.

5.    Termination. Notwithstanding any other provisions of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. If Executive’s employment is terminated, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination, to be paid in accordance with the Company's usual payment practices;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and a prorated portion of the current fiscal year Annual Bonus, if any, up to the date of termination of employment, per the terms and conditions of the applicable bonus plan that Executive and Company have executed, but in no event payable later than March1 5 of the calendar year following the calendar year in which the applicable fiscal year ends.

(C) in accordance with the American Media, Inc. Expense Reimbursement and Reporting Policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive's termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefits plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

(E) severance pay in the amount of Six (6) months Base Salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in Six (12) equal bi-weekly installments. Executive shall be required to execute and return the Company' form Separation and Release of Claims Agreement within 45 days after Executive's termination of employment in order to be eligible to receive the severance pay described above. Payment of Executive's severance shall commence no earlier than seen (7) calendar days after the Company receives the executed Separation and Release and no later than 90 days after the date of Executive's separation from service (as defined Section 1.409A-1(h) of the Treasury Regulations)("Separation from Service"), the exact date to be determined by the Company in its sole discretion, provided that Executive timely executes and returns the Separate and Release of Claims AGreement and does not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the "Code") and the related regulations, Executive's entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, an such payments that are excluded from the definition of "deferral of compensation" pursuant to Section 1.409A-1(b)(4) of the Treasury Regulation shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of "deferral of compensation" pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury REgulations. "Cause" shall mean (i) Executive's continued failure or refusal to substantially perform Executive's duties hereunder for a period of 10 day s following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive's duties hereunder, (iii) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) Executive's breach of any provision of this agreement, including the attached addendum. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive's employment without paying severance. For the purposes hereof, the term "physical or mental incapacity" means Executive's inability to perform the principal duties as contemplated by this agreement.

(F) Expiration of the Employment Term. Upon expiration of the Employment Term, unless Executive’s employment is earlier terminated pursuant to the above, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as expressly set forth in the preceeding paragraph, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(G) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will, for any reason or for no reason and at any time, by either Executive or the Company; provided that the provisions of Section 6 and Exhibit A (Confidentiality/Non Compete Addendum) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment and provided further that Executive shall provide Company with at least thirty (30) days advance written notice of resignation.

Following such termination of Executive’s employment, except as set forth in this Section 5, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(H) Delay in Payment to Specified Employees. Notwithstanding anything to the contrary herein, if any class of the Company's stock shall become publicly traded or if the Company becomes a member of a controlled group of companies whose stock is publicly traded and if Executive is a "specified employee" (as that term is defined in Section 409A(a)(2)(B)(i) of the Code and the related regulations) at the time of Executive's Separation from Services, as determined by the Company in accordance with the provisions of Section 416(i) and 409A of the Code and the regulation s issued thereunder, no payment (excluding any payment that is exempt from Section 409A of the Code pursuant to Section 1.409A-1(b) of the Treasury Regulations) shall be made to executive prior to sic (6) months after Executives' Separation from Service, provided that any such payments that would otherwise be made during the first six (6) months following Executive's Separation from Service shall be paid in the seventh (7th) month following Executive's Separation from Service.

6.    Confidentiality. Concurrent with the execution of this Agreement by Executive, Executive shall execute and deliver to Company, Exhibit “A,” entitled Confidentiality/Non Compete Addendum, which is attached hereto and made a part hereof.

7.    Miscellaneous.

a. Governing Law and Exclusive Venue.    This Agreement shall be governed by and construed in accordance with the laws of State of New York, without regard to its choice of laws principles. The parties agree that any suit, under, in connection with, or in any way related to this Agreement shall only be brought in the state courts located in New York City or in the US District Court for the Southern District of New York.

b. Entire Agreement/Amendments.    This Agreement and attached Exhibits hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment.    This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to an affiliate or related corporation of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, right and privileges of this Agreement and provided further that if this Agreement is not expressly assumed, the Company is responsible for all terms contained within.

f. Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

g. Notice.    For the purpose of this Agreement, notices and all other communication provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Human Resources and Administration Department at the principal corporate headquarters of the Company as well as a copy to the Company's General Counsel.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executive shall receive one fully executed counterpart.

j. Survival.    Notwithstanding any termination/expiration of the Agreement, all rights and obligations hereunder which by their nature should survive termination/expiration, shall survive.

k. Section 409A. All benefits and compensation payable pursuant to this Agreement are intended to be exempt from the definition of "nonqualified deferred compensation plan" or "deferral of compensation" under Section 409A of the Code in accordance with one or more exemptions available under the Treasury Regulation promulgated under Section 409A. To the extent that any benefit or payment is or becomes subject to Section 409A, this Agreement is intended to comply with the requirements of Section 409A as applicable to such benefit or payment. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

8.    Advice of Counsel.    In entering into this Agreement, Executive represents that Executive has had an opportunity to seek, and has sought the legal advice of Executive's attorney, an attorney of Executive's own choice and that the terms of this Agreement have been completely read and explained by Executive's attorney, and that those terms are fully understood and voluntarily accepted by Executive.

IN WITNESS WEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN MEDIA, INC.

By:	/s/ Daniel Rotstein	December 4, 2014
	Daniel Rotstein	Date

	/s/ Brian Kroski	December 4, 2014
	Brian Kroski	Date

EXHIBIT “A”

Confidentiality / Non-Compete Addendum

1.    For purposes of this Addendum, the term “Confidential Information” is defined to mean all information about the Company (as such term is defined in the Employment Agreement) and its related and/or affiliated corporations (hereinafter, the “Company”) and its officers and employees that is not public knowledge (including any information that becomes public by the actions of Executive (as such term is defined in the Employment Agreement) or actions of unauthorized persons obtaining access to that information, directly or indirectly, from or through Executive), and the term “Proprietary Information” is defined to mean all business, financial and proprietary information about the Company, including but not limited to information regarding its officers and employees, its labor practices, accounting practices, budgets, expansion plans, business plans, trade secrets, business secrets, operational methods, policies, procedures, proprietary formulae, specifications, programs, designs, drawings, component lists, databases, records, software, manuals, instructions, catalogues, information relating to the production, creation, supply or provision of any products or services, information relating to the marketing or sale of any products or services, information relating to the financial condition or earnings of the Company, lists of customers’ or suppliers’ names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research reports, advertising and promotional materials, and all other information regarding the Company, whether tangible or intangible, and whether stored, compiled or memorized physically, electronically, photographically or by other means, but excluding information that becomes freely and generally available to the public through the media.

2.    Executive acknowledges that Confidential Information and Proprietary Information are proprietary to, and valuable assets of, the Company and that any disclosure or unauthorized use thereof in violation or threatened violation of this Addendum would cause irreparable damage to the Company, and that such damage will be presumed to have occurred.

3.    Executive shall retain all Confidential Information in strictest confidence and shall not, without the prior written consent of the President of the Company, at any time, whether during or after Executive’s term of employment with Company, (i) use, exploit or disclose or permit the use, exploitation or disclosure of, any Confidential Information for the benefit of Executive or any other party, including, but not limited to, any corporations, companies, stores, businesses, industries, firms, newspapers and broadcasting companies, unless otherwise required by applicable law, governmental order or regulation, subject to Section 6 hereto; (ii) publish or disclose, directly or indirectly, any Confidential Information to any unauthorized person; or (iii) contact or otherwise communicate with the media, directly or indirectly, on or off the record, regarding the Company or its officers or employees or any aspect of Executive’s employment with the Company, including, without limitation, facts and information about the Company that Executive learned during Executive’s employment with the Company. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

4.     Upon termination of employment or demand by the Company, Executive shall immediately deliver to Company, without retaining copies thereof, all Confidential Information and derivations thereof in Executive’s possession or control, including, but not limited to, all photographic, video or electronic documents and recordings and all notes, analyses, compilations, studies and interpretations.

5.    Executive shall not, without the prior written consent of the President of the Company, at any time, whether during or after Executive’s term of employment with the Company, (a) communicate in any form (oral, written or otherwise) with any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, any customer or any other third party, about any Proprietary Information, except as may be necessary to comply with the requirements of any applicable law, governmental order or regulation in connection therewith, subject to Section 6 hereto, or (b) write, publish, cause to be published, authorize, consult about or otherwise be involved in the writing, publication, broadcast, transmission or dissemination of any article, interview, essay, story, book, photograph, film, videotape, documentary, diary, biography, memoir or letter or other oral, written, visual or digital account, description or depiction of any kind, whether or not fictionalized, about the Company or its directors, officers or employees or Executive’s employment with the Company, whether truthful, defamatory, disparaging, deprecating or neutral.

6.    In the event that Executive is requested or required to disclose any Confidential Information or Proprietary Information in a legal or regulatory proceeding, Executive shall provide the Company with prompt written notice of any such request or requirement and shall cooperate with the Company and its counsel in any effort to protect disclosure of such Confidential Information or Proprietary Information.

7.    While employed and for a period of Six (6) months following Executive’s termination of employment for any reason, Executive shall not, in any manner, attempt to solicit or solicit any employee or customer of the Company, its affiliates, subsidiaries, parent or related companies or successors or assigns with any offer of employment or consultancy, or hire, retain, engage or otherwise employ or utilize the services of any such employee or customer of the Company.

8.    Executive agrees that during the term of Executive’s employment with the Company, and for the period of Six (6) months following Executive’s voluntary termination of employment or for the period of Six (6) months following the Executive’s involuntary termination of employment, Executive will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting Executive’s name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this Agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, marketing, of products similar (Publishing (print/digital) Celebrity, Body Building, and Fitness - such as Self, Men’s Health, Men’s Journal, Women’s Health, US Weekly, InTouch, Life and Style, People, TMZ,) to the Company, which includes, but is not limited to companies which provide pre-press services, in the United States of America or Canada. Executive acknowledges that the Company’s products and services are marketed throughout the United States of America and Canada and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to Company’s business plans and the market for its products and services. In the event that the term of Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in Executive’s Employment Agreement, and if Executive’s employment is terminated while Executive is an employee at will, Executive will additionally be bound by the terms of this Paragraph for a period of Six (6) months following termination of employment, provided that the Company compensates Employee in the amount of $25,000.00 (Twenty Five Thousand Dollars and No Cents) per month (“Severance”) for the Six (6)-month non-competition period. Payment of Executive’s Severance shall commence no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations), the exact payment date to be determined by the Company in its sole discretion. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, Executive’s entitlement to Severance shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, any such payments that are excluded from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining Severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. If Executive does not comply with the terms contained herein, Company shall not be obligated to pay Executive Severance. Company agrees to pay the greater of the Severance described above, or Company’s Severance program in effect at the time of termination of employment during the Six (6) month non-competition period, provided, payment of Severance, whether under this Agreement or AMI’s Severance program, shall be at a time and under a schedule such that the substitution of one benefit for the other would not cause an acceleration of nonqualified deferred compensation in violation of Section 1.409A-3(j) of the Treasury Regulations or otherwise give rise to an additional tax under Section 409A of the Code.

9.    Executive acknowledges that the restrictions and conditions set forth in this Addendum are essential to the preservation of the Company’s proprietary business information and to the Company’s execution of Executive’s Employment Agreement, without which, Company would not have entered into said Agreement. Executive expressly acknowledges that the restrictions set forth in this Addendum are reasonable and valid.

10.    Executive shall not make any statements about the Company or its officers or employees that are intended to, or may reasonably be expected to, disparage or impugn them or otherwise make any statement that would adversely affect the reputation of the Company or its officers or employees or otherwise disrupt, damage, impair or interfere with the business or prospects of the Company or any of its officers or employees.

11.    Executive acknowledges that a breach of any of the terms, covenants or conditions contained in this Addendum by Executive and/or those under Executive’s control will result in irreparable damage to Company and that such damage will be presumed to have occurred. In the event of such breach or threatened breach, Company shall be entitled, without the necessity of posting any bond, to appropriate injunctive relief in any court of competent jurisdiction, restraining Executive and/or those under Executive’s control from any such threatened or actual violation of the provisions of this Addendum. Additionally, if a breach of the promises in this Addendum is demonstrated, Executive agrees to pay the attorney's fees, costs and expenses incurred by Company as a result of such breach. Specifically and unless stated otherwise, all remedies provided for in this Addendum shall be cumulative and in addition to and not in lieu of any other remedies available to Company at law, in equity, or otherwise.

12.    Nothing contained in this Addendum shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed.

13.    No delay or omission by Company to exercise any right or power occurring upon any noncompliance or default by Executive with respect to any of the terms of this Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by Company of any covenants, conditions, or agreements to be performed by Executive shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

14.    The provisions of this Addendum shall survive termination/expiration of the Agreement.

AMERICAN MEDIA, INC.

By:	/s/ Daniel Rotstein	December 4, 2014	/s/ Brian Kroski	December 4, 2014
	Daniel Rotstein	Date	Brian Kroski	Date